================================================================================

                                  DISTRIBUTION


                                       AND


                            INDEMNIFICATION AGREEMENT


                                     between


                              U.S. Industries, Inc.


                                       and


                                 LCA Group Inc.


                            Dated as of ______, 2001


================================================================================

                                TABLE OF CONTENTS


                                                                                                                Page
                                                                                                                ----
                                    ARTICLE I

                                   DEFINITIONS

Section 1.1.        General.......................................................................................1
Section 1.2.        References; Interpretation...................................................................11


                                   ARTICLE II

             DISTRIBUTION AND OTHER TRANSACTIONS; CERTAIN COVENANTS

Section 2.1.        The Distribution and Other Transactions......................................................11
Section 2.2.        Assumption and Satisfaction of Liabilities...................................................13
Section 2.3.        Resignations.................................................................................13
Section 2.4.        Further Assurances...........................................................................13
Section 2.5.        Limited Representations or Warranties........................................................13
Section 2.6.        Guarantees...................................................................................14
Section 2.7.        Witness Services.............................................................................14
Section 2.8.        Corporate Restructuring Transactions Not Effected Prior to the
                     Distribution; Transfers Deemed Effective as of the Distribution Date........................15
Section 2.9.        Restructuring Agreements and Instruments.....................................................15
Section 2.10.       Ancillary Agreements.........................................................................15
Section 2.11.       Corporate Names..............................................................................15


                                   ARTICLE III

                                 INDEMNIFICATION

Section 3.1.        Indemnification by USI.......................................................................16
Section 3.2.        Environmental Losses.........................................................................16
Section 3.3.        Indemnification by LCA.......................................................................17
Section 3.4.        Environmental Losses.........................................................................17
Section 3.5.        Third Party Claims...........................................................................17
Section 3.6.        Future Business Relationships................................................................18
Section 3.7.        Insurance Policies...........................................................................18
Section 3.8.        Letter of Credit.............................................................................18
Section 3.9.        Notice.......................................................................................18
Section 3.10.       Failure to Provide Notice....................................................................19
Section 3.11.       Right to Defense.............................................................................19
Section 3.12.       Payment......................................................................................19
Section 3.13.       Set-offs.....................................................................................19

Section 3.14.       Taxes........................................................................................19
Section 3.15.       Other Agreements.............................................................................19
Section 3.16.       Defense of Third-Party Claims................................................................20
Section 3.17.       Further Liability............................................................................20
Section 3.18.       Payments.....................................................................................21
Section 3.19.       Joint Liability..............................................................................21
Section 3.20.       Cooperation..................................................................................21
Section 3.21.       Litigation Records...........................................................................21
Section 3.22.       Expenses.....................................................................................21
Section 3.23.       Confidentiality..............................................................................22


                                   ARTICLE IV

                              ACCESS TO INFORMATION

Section 4.1.        Provision of Corporate Records...............................................................22
Section 4.2.        Access to Information........................................................................22
Section 4.3.        Reimbursement; Other Matters.................................................................22
Section 4.4.        Confidentiality..............................................................................23
Section 4.5.        Privileged Matters...........................................................................23
Section 4.6.        Ownership of Information.....................................................................25
Section 4.7.        Other Agreements Providing for Exchange of Information.......................................25


                                    ARTICLE V

                               DISPUTE RESOLUTION

Section 5.1.        Negotiation..................................................................................25
Section 5.2.        Arbitration..................................................................................25
Section 5.3.        Continuity of Service and Performance........................................................26


                                   ARTICLE VI

                                  MISCELLANEOUS

Section 6.1.        Complete Agreement; Construction.............................................................26
Section 6.2.        Ancillary Agreements.........................................................................27
Section 6.3.        Counterparts.................................................................................27
Section 6.4.        Survival of Certain Provisions...............................................................27
Section 6.5.        Expenses.....................................................................................27
Section 6.6.        Notice.......................................................................................27
Section 6.7.        Waiver.......................................................................................28
Section 6.8.        Amendments...................................................................................28
Section 6.9.        Assignment...................................................................................28
Section 6.10.       Successors and Assigns.......................................................................28
Section 6.11.       Termination..................................................................................28

Section 6.12.       Subsidiaries.................................................................................28
Section 6.13.       Third Party Beneficiaries....................................................................29
Section 6.14.       Title and Headings...........................................................................29
Section 6.15.       Schedules and Exhibits.......................................................................29
Section 6.16.       Governing Law................................................................................29
Section 6.17.       Consent to Jurisdiction......................................................................29
Section 6.18.       Severability.................................................................................29

                   DISTRIBUTION AND INDEMNIFICATION AGREEMENT

         DISTRIBUTION AND INDEMNIFICATION AGREEMENT dated as of _____, 2001, by and between U.S. Industries, Inc., a Delaware corporation ("USI"), and LCA Group Inc. ("LCA"), a Delaware corporation and direct wholly-owned subsidiary of USI.

         WHEREAS, USI acting through its direct and indirect subsidiaries, currently conducts a number of businesses, including, without limitation, bath and plumbing, lighting, hardware and industrial tools units;

         WHEREAS, the Board of Directors of USI has determined that it is appropriate, desirable and in the best interests of USI and its businesses, as well as the holders of shares of common stock, par value $.01 per share, of USI (the "USI Common Stock"), to restructure USI to separate from USI the lighting and industrial tools businesses and to cause such businesses to be owned and conducted, directly or indirectly, by LCA;

         WHEREAS, in order to effect such separation, the Board of Directors of USI has determined that it is appropriate, desirable and in the best interests of the holders of USI Common Stock, as well as of USI and its businesses, for USI (i) to take certain steps to restructure USI's Subsidiaries (as defined herein) and businesses, and (ii) upon the completion of such restructuring to distribute to the holders of the USI Common Stock all of the outstanding shares of the common stock of LCA (the "LCA Common Shares"), together with the associated Rights (as defined herein), as set forth herein;

         WHEREAS, each of USI and LCA has determined that it is necessary and desirable, on or prior to the Distribution Date (as defined herein), to allocate and transfer those assets and to allocate and assign responsibility for those liabilities in respect of the activities of the businesses of such entities; and

         WHEREAS, each of USI and LCA has determined that it is necessary and desirable to set forth the principal corporate transactions required to effect such Distribution and to set forth other agreements that will govern certain other matters following the Distribution.

         NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Section 1.1. General. As used in this Agreement, the following terms shall have the following meanings:

         (a) "Action" shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency, body or commission or any arbitration tribunal.

         (b) "Affiliate" shall mean, when used with respect to a specified person, another person that controls, is controlled by, or is under common control with the person specified. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or other interests, by contract or otherwise.

         (c) "Agent" shall have the meaning set forth in Section 2.1(b).

         (d) "Agreement Disputes" shall have the meaning set forth in Section
5.1.

         (e) "Ancillary Agreements" shall mean all of the written agreements, instruments, assignments or other arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby, including, without limitation, the Restructuring Agreements and Instruments, Assumption Agreement, the Tax Sharing and Indemnification Agreement and the Transition Services Agreement.

         (f) "Assets" shall mean assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any person, including, without limitation, the following:

         (i) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;

         (ii) all apparatus, computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, aircraft and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

         (iii) all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;

         (iv) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

         (v) all interests in any capital stock or other equity interests of any Subsidiary or any other person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other person and all other investments in securities of any person;

         (vi) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments;

         (vii) all deposits, letters of credit and performance and surety bonds;

         (viii) all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

         (ix) all domestic and foreign patents, copyrights, trade names, trademarks, service marks and registrations and applications for any of the foregoing, mask works, trade secrets, inventions, data bases, other proprietary information and licenses from third persons granting the right to use any of the foregoing;

         (x) all computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions;

         (xi) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

         (xii) all prepaid expenses, trade accounts and other accounts and notes receivables;

         (xiii) all rights under contracts or agreements, all claims or rights against any person arising from the ownership of any asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

         (xiv) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

         (xv) all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;

         (xvi) cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

         (xvii) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

         (g) "Assumption Agreement" shall mean the Assumption Agreement of even date herewith between LCA and the various insurers named therein.

         (h) "Business Entity" shall mean any corporation, partnership, limited liability company or other entity which may legally hold title to Assets.

         (i) "Case Handler" shall have the meaning set forth in 3.16 hereunder.

         (j) "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder, including any successor legislation.

         (k) "Commission" shall mean the U.S. Securities and Exchange
Commission.

         (l) "Corporate Assets" shall mean all of the Assets (including, without limitation, furniture, fixtures and equipment) located at 101 Wood Avenue South, Iselin, New Jersey 08830, except for those Assets (including, without limitation, furniture, fixtures and equipment) belonging to, or associated with, any employee of USI or any of USI's Subsidiaries, who, after the Effective Time, is an employee of USI, or any of its Subsidiaries, and not of LCA, or any of its Subsidiaries.

         (m) "Corporate Restructuring Transactions" shall mean, collectively, the transactions set forth in Schedule 2 hereto and such other distributions, transfers, conveyances, contributions, assignments and other transactions that are required to be accomplished, effected or consummated by any of USI or LCA or any of their respective Subsidiaries and Affiliates in order to separate and divide, in a series of transactions that, to the extent intended to qualify for tax-free transactions under the Code, shall qualify for tax-free treatment under the Code, the existing businesses of USI so that:

         (i) the LCA Assets, LCA Liabilities and LCA Businesses shall be owned, directly and indirectly, by LCA; and

         (ii) the USI Assets, USI Liabilities and USI Businesses shall be owned, directly and indirectly, by USI.

         (n) "Demerger" shall mean the separation of USI from Hanson PLC, effective May 31, 1995.

         (o) "Direct Registration Program" shall have the meaning set forth in the Information Statement.

         (p) "Distribution" shall mean the distribution on the Distribution Date to holders of record of shares of USI Common Stock as of the Distribution Record Date all of the LCA Common Shares owned by USI on the basis of 1 LCA Common Share for each 10 outstanding shares of USI Common Stock.

         (q) "Distribution Date" shall mean _____, 2001.

         (r) "Distribution Record Date" shall mean as of the close of business of such date as may be determined by USI's Board of Directors as the record date for the Distribution.

         (s) "Dual-Lite" shall mean Dual-Lite Inc.

         (t) "Effective Time" shall mean 12:01 a.m., New York City time, on the Distribution Date.

         (u) "Environmental Losses" shall mean any damage, claim, liability, cost of defense, obligations, allegations, demands, cost, costs of closure, feasibility studies, injury or any loss of any kind, including, but not limited to all penalties, fines, consulting or contractors fees, capital expenses, investigation or remediation costs, natural resource damages, diminution in property values, attorneys fees, damages (including, but not limited to actual, foreseen or unforeseen, known or unknown), settlements, awards or judgments of any kind which arise out of environmental matters, including, but not limited to the release, disposal, exposure to, migration or presence of any hazardous material or hazardous, toxic, industrial or other solid waste.

         (v) "Governmental Authority" shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

         (w) "Indemnifying Party" shall have the meaning set forth in 3.9 hereunder.

         (x) "Information Statement" shall mean the Information Statement sent to the holders of shares of USI Common Stock in connection with the Distribution, including any amendment or supplement thereto.

         (y) "Liabilities" shall mean any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exonerations, covenants, contracts, controversies, agreements, promises, doings, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any governmental or other regulatory or administrative agency, body or commission or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement or any Ancillary Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any person.

         (z) "Litigation and Claims" shall mean litigation pending or threatened or claims alleged against LCA Parties and/or USI Parties, including, without limitation, civil and criminal actions, workers' compensation proceedings, administrative and regulatory proceedings, investigations, audits, inquiries, demands, claims (including any title claims relating to any real property) and threatened actions.

         (aa) "Litigation Conditions" shall have the meaning set forth in
Section 3.16 hereunder.

         (bb) "Litigation Records" shall have the meaning set forth in Section
3.21 hereunder.

         (cc) "LCA Assets" shall mean, collectively, all the Assets owned or held by LCA or any Subsidiary of LCA immediately following the Effective Time.

         (dd) "LCA Businesses" shall mean the businesses, entities, operations, assets and properties of LCA and its Subsidiaries and any other business, entity, operation, asset or property transferred to LCA or its Subsidiaries as part of the Corporate Restructuring Transactions, or any predecessor to such business or operation notwithstanding the fact that prior to the Distribution Date (i) any such business or operation was closed, wound up or otherwise terminated, (ii) such asset ceased to be used in connection with such business or operation or (iii) any such business, operation or asset was sold or otherwise disposed of to any person other than USI or a Subsidiary or Affiliate of USI that is not being transferred to LCA or its Subsidiaries as part of or in connection with the Corporate Restructuring Transactions. The LCA Businesses shall be comprised of those companies listed on Schedule 1.1 hereto.

         (ee) "LCA Common Shares" shall have the meaning set forth in the recitals hereto.

         (ff) "LCA Damages" shall have the meaning set forth in Section 3.1 hereunder.

         (gg) "LCA Group" shall mean LCA and any direct or indirect Subsidiary of LCA, and, from and after the Effective Time, any Affiliate of LCA.

         (hh) "LCA Indemnities" shall mean LCA, each member of the LCA Group, each of their respective present and former directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

         (ii) "LCA Liabilities" shall mean, except as otherwise expressly provided for in this Agreement, the Transition Services Agreement, the Assumption Agreement or the Tax Sharing and Indemnification Agreement, any and all of the obligations, liabilities and expenses incurred by USI, LCA or any of their respective Subsidiaries and Affiliates arising out of or related to, or any Litigation and Claims arising out of or related to, or alleged to arise out of or relate to, the LCA Businesses, whether or not in the ordinary course of business, in each case whether matured or unmatured, liquidated or unliquidated, fixed or contingent, known or unknown, and whether arising out of or related to circumstances existing prior to, on or subsequent to the Distribution Date, and regardless of where or against whom such obligations, liabilities and expenses are asserted or determined or whether asserted or determined prior to, on or subsequent to the Distribution Date, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, or misrepresentation by any of the USI Parties, and including, without limitation, the following items:

         (i) all obligations, liabilities and expenses with respect to health, safety, personal injury, property damage, employment, benefits, compensation, pension rights, claims arising out of contracts, intellectual property rights, product liability, warranty, merchantability or fitness for any particular purpose of goods, conformity of goods to contractual requirements, deceptive trade practice, misrepresentation, or any other alleged or actual breach or violation of any obligation or requirement arising out of, or associated with, the LCA Businesses, including, without limitation, (A) all product warranty obligations with respect to products developed, produced, manufactured, marketed, used or distributed by the LCA Businesses ("LCA Products"), whether shipped prior to, on or subsequent to the Distribution Date, and (B) all liabilities resulting from claims for real or alleged personal injury or consequential damage which is caused or alleged to have been or to be caused by any defect in or breach of warranty related to any LCA Products or other asset of the LCA Businesses, unless covered by (v) below;

         (ii) all Litigation and Claims pending as of the Distribution Date against LCA, USI and/or any of their respective Subsidiaries and Affiliates ("Pending LCA Litigation") and all Litigation and Claims brought, threatened or alleged against LCA, USI or any of their respective Subsidiaries and Affiliates after the Distribution Date ("New LCA Litigation"), in each case if and solely to the extent that such Litigation and Claims (in whole or in part) arise out of or are alleged (regardless of the party named in the allegation or complaint) to arise out of the LCA Businesses;

         (iii) all obligations, liabilities and expenses (including, without limitation, all fines or penalties or costs of closure, investigation and feasibility studies, attorneys' or consultants' fees or remediation costs) of LCA or USI or any of their respective Subsidiaries and Affiliates arising under any federal, state, local or foreign statutes, laws (including common law), codes, rules, regulations, policies or guidelines or any administrative or judicial interpretations thereof relating to the environment, natural resources and public or employee health and safety arising out of or relating to, or alleged to arise out of or relate to, the LCA Businesses;

         (v) all obligations, liabilities and expenses (other than those arising solely due to joint and several liability under the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) with respect to any employee benefit plan within the meaning of Section 3(3) of ERISA (including any multiemployer plan within the meaning of Section 3(37) of ERISA) sponsored by, maintained by, contributed to, or obligated to be contributed to at any time, by LCA or any of its Subsidiaries, including but not limited to any liability with respect to: (A) the Pension Benefit Guaranty Corporation under Title IV of ERISA; (B) any non-compliance with the notice and benefit continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (C) any non-compliance with ERISA or any other applicable laws; and (D) any suit, proceeding or claim which is brought against USI or any of its Affiliates, any USI plan, and any fiduciary or former fiduciary of any such plan, to the extent such suit arises out of, or is related to, the LCA Businesses;

         (vi) all obligations, liabilities and expenses with respect to the employment or termination of employment, including a constructive termination, of any individual (including, but not limited to, any employee of LCA or any of its Subsidiaries) by (A) LCA or any of the LCA Businesses or (B) any officer, director, employee or agent of

     LCA or any of LCA Businesses attributable to any action or inaction by LCA or any of the LCA Businesses;

         (vii) all liabilities incurred by any member of the USI Group on behalf of any member of the LCA Group prior to the Effective Time.

         (jj) "LCA Parties" shall mean LCA and any direct or indirect Subsidiary of LCA, and, from and after the Effective Time, any Affiliate of LCA, and any of their respective directors, shareholders, officers, employees, agents, consultants, customers, representatives, successors, transferees or assigns.

         (kk) "person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, other entity or government, or any agency or political subdivision thereof.

         (ll) "Pre-Distribution USI" shall mean USI prior to the Effective Time.

         (mm) "Progress Canada" shall mean the Progress Lighting division of USI Canada Inc.

         (nn) "Records" shall have the meaning set forth in Section 4.1.

         (oo) "Restructuring Agreements and Instruments" shall mean, collectively, the various agreements, instruments and other documents heretofore entered into to and to be entered into to effect the Corporate Restructuring Transactions.

         (pp) "Rights" shall have the meaning set forth in Section 2.1(c).

         (qq) "Rules" shall have the meaning set forth in Section 5.2.

         (rr) "Security Interest" shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

         (ss) "SiTeco" shall mean SiTeco Holding GmbH.

         (tt) "Subscription Agreement" shall mean the Subscription Agreement, dated May 31, 1995, between USI and Hanson PLC.

         (uu) "Subsidiary" shall mean any corporation, partnership or other entity of which another entity (i) owns, directly or indirectly, ownership interests sufficient to elect a majority of the Board of Directors (or persons performing similar functions) (irrespective of whether at the time any other class or classes of ownership interests of such corporation, partnership or other entity shall or might have such voting power upon the occurrence of any contingency) or (ii) is a general partner or an entity performing similar functions (e.g., a trustee).

         (vv) "Tax" shall have the meaning set forth in the Tax Sharing and Indemnification Agreement.

         (ww) "Tax Sharing and Indemnification Agreement" shall mean the Tax Sharing and Indemnification Agreement between USI and LCA.

         (xx) "Transition Services Agreement" shall mean the Transition Services Agreement between the USI and LCA.

         (yy) "USI" shall mean U.S. Industries, Inc., a Delaware corporation.

         (zz) "USI Businesses" shall mean the businesses, entities, operations, assets and properties of USI and its Subsidiaries (other than LCA Businesses), or any predecessor to such business or operation notwithstanding the fact that prior to the Distribution Date (i) any such business or operation was closed, wound up or otherwise terminated, (ii) such asset ceased to be used in connection with such business or operation or (iii) any such business, operation or asset was sold or otherwise disposed of to any person other than LCA or any member of the LCA Group in connection with the Corporate Restructuring Transactions.

         (aaa) "USI Damages" shall have the meaning set forth in Section 3.3 hereunder.

         (bbb) "USI Group" shall mean USI and any direct or indirect Subsidiary or Affiliate (other than LCA or any member of the LCA Group) of USI.

         (ccc) "USI Indemnities" shall mean USI, each member of the USI Group, its present and former directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

         (ddd) "USI Liabilities" shall mean, except as otherwise expressly provided for in this Agreement, the Transition Services Agreement, the Assumption Agreement or the Tax Sharing and Indemnification Agreement, any and all of the obligations, liabilities and expenses incurred by USI, LCA or any of their respective Subsidiaries and Affiliates arising out of or related to, or any Litigation and Claims arising out of or related to, or alleged to arise out of or relate to, the USI Businesses, whether or not in the ordinary course of business, in each case whether matured or unmatured, liquidated or unliquidated, fixed or contingent, known or unknown, and whether arising out of or related to circumstances existing prior to, on or subsequent to the Distribution Date, and regardless of where or against whom such obligations, liabilities and expenses are asserted or determined or whether asserted or determined prior to, on or subsequent to the Distribution Date, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, or misrepresentation by any of the LCA Parties, and including, without limitation, the following items:

         (i) all obligations, liabilities and expenses with respect to health, safety, personal injury, property damage, employment, benefits, compensation, pension rights, claims arising out of contracts, intellectual property rights, product liability, warranty, merchantability or fitness for any particular purpose of goods, conformity of goods to contractual requirements, deceptive trade practice, misrepresentation, or any other alleged or actual breach or violation of any obligation or requirement arising out of, or associated with, the USI Businesses, including, without limitation, (A) all product warranty obligations with respect to products developed, produced, manufactured, marketed, used or distributed by the USI Businesses ("USI Products"), whether shipped prior to, on or subsequent to the Distribution Date, and (B) all liabilities resulting from claims for real or alleged personal injury or consequential damage which is caused or alleged to have been or to be caused by any defect in or breach of warranty related to any USI Products or other assets of the USI Businesses, unless covered by (v) below;

         (ii) all Litigation and Claims pending as of the Distribution Date against LCA, USI and/or any of their respective subsidiaries and Affiliates ("Pending USI Litigation") and all Litigation and Claims brought, threatened or alleged against LCA, USI or any of their respective Subsidiaries and Affiliates after the Distribution Date ("New USI Litigation"), in each case if and solely to the extent that such Litigation and Claims (in whole or in part) arise out of or are alleged (regardless of the party named in the allegation or complaint) to arise out of the USI Businesses;

         (iii) all obligations, liabilities and expenses (including, without limitation, all fines or penalties or costs of closure, investigation and feasibility studies, attorneys' or consultants' fees or remediation costs) of LCA, USI or any of their respective Subsidiaries and Affiliates arising under any federal, state, local or foreign statutes, laws (including common law), codes, rules, regulations, policies or guidelines or any administrative or judicial interpretations thereof relating to the environment, natural resources and public or employee health and safety arising out of or relating to, or alleged to arise out of or relate to, the USI Businesses;

         (v) all obligations, liabilities and expenses (including those arising solely due to joint and several liability under ERISA) with respect to any employee benefit plan within the meaning of Section 3(3) of ERISA (including any multiemployer plan within the meaning of Section 3(37) of ERISA) sponsored by, maintained by, contributed to, or obligated to be contributed to, at any time, by USI or any of its subsidiaries (other than any employee benefit plan sponsored as of the Distribution Date by any company or business transferred to LCA or its Subsidiaries as part of or in connection with the Corporate Restructuring Transactions), including but not limited to any liability with respect to: (A) the Pension Benefit Guaranty Corporation under Title IV of ERISA; (B) a multiemployer plan (within the meaning of Section 3(37) of ERISA); (C) any non-compliance with the notice and benefit continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (D) any non-compliance with ERISA or any other applicable laws; and (E) any suit, proceeding or claim which is brought against LCA or any of the LCA Parties, any LCA plan, and any fiduciary or former fiduciary of any such plan, to the extent such suit arises out of, or is related to, the USI Businesses;

         (vi) all obligations, liabilities and expenses with respect to the employment or termination of employment, including a constructive termination, of any individual (including, but not limited to, any employee of USI or any of its Subsidiaries) by (A) USI or any USI Businesses or (B) any officer, director, employee or agent of USI or any USI Businesses attributable to any action or inaction by USI or any USI Businesses;

         (vii) all obligations, liabilities and expenses arising under the Demerger Agreements except to the extent attributable to any of the LCA Parties. For the avoidance of doubt, any liability arising under Section
     4.1 of the Subscription Agreement shall be the sole responsibility of USI;

         (viii) any liability, obligation or expense attributable to the LCA Parties to the extent that the amount of such liability, obligation or expense is covered by a policy of insurance (excluding any deductible or self-insurance retention) or an indemnity agreement maintained by or for the benefit of any of the USI Parties and to the extent that cash is received (net of any expenses included for collection thereof) by any of the USI parties pursuant to such policy or agreement, unless the rights under such policy of insurance or indemnity agreement have been assigned to the LCA Parties;

         (ix) any liability arising from any untrue statement or alleged untrue statement of a material fact contained in LCA's registration statement on Form 10 dated ______, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.

         (eee) "USI Parties" shall mean USI and any direct or indirect Subsidiary or Affiliate (other than LCA or any member of the LCA Group) of USI, and any of their respective directors, shareholders, officers, employees, agents, consultants, customers, representatives, successors, transferees or assigns.

         Section 1.2. References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words "include", "includes" and "including" when used in this Agreement shall be deemed to be followed by the phrase "without limitation". Unless the context otherwise requires, references in this Agreement to Articles, Sections, Schedules and Exhibits shall be deemed references to Articles and Sections of, and Schedules and Exhibits to, this Agreement. Unless the context otherwise requires, the words "hereof", "hereby" and "herein" and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

                                   ARTICLE II

             DISTRIBUTION AND OTHER TRANSACTIONS; CERTAIN COVENANTS

         Section 2.1. The Distribution and Other Transactions.

         (a) Certain Transactions. On or prior to the Distribution Date:

         (i) USI shall, on behalf of itself and its Subsidiaries, transfer and assign or cause to be transferred and assigned to LCA or another member of the LCA Group, effective prior to or as of the Effective Time, all of USI's and its Subsidiaries' right, title and interest in and to the following:

               (A) all of the Assets, properties and rights of Progress Canada.

               (B) The Corporate Assets; and

               (C) To the extent assignable, all of the rights of USI, if any, arising under the agreements and other documents and instruments relating to USI's (or its Subsidiaries') acquisition of SiTeco and Dual-Lite.

         (ii) On or prior to the Effective Time each of USI and LCA shall, and shall cause each of their respective Subsidiaries to, as applicable, take all action or actions as is necessary to cause, effect and consummate the Corporate Restructuring Transactions.

         (b) Stock Dividend to USI. On or prior to the Distribution Date, LCA shall issue to USI as a stock dividend such number of LCA Common Shares as will be required to effect the Distribution, as certified by USI's stock transfer agent (the "Agent"). In connection with such issuance, USI shall deliver to LCA for cancellation the share certificate held by it representing LCA Common Shares and shall receive a new certificate representing the total number of LCA Common Shares to be owned by USI after giving effect to such stock dividend.

         (c) Charters; By-laws; Rights Plans. On or prior to the Distribution Date, all necessary actions shall have been taken to provide for the adoption of the Amended and Restated Certificate of Incorporation and By-laws and the execution and delivery of the form of Rights Agreement, relating to the preferred share purchase rights relating to the LCA Common Shares (the "Rights"), filed by LCA with the Commission as exhibits to LCA's Registration Statement on Form 10 (or any amendment thereto).

         (d) Directors. On or prior to the Distribution Date, USI as the sole stockholder of LCA, shall have taken all necessary action on or prior to the Distribution Date to cause the Board of Directors of LCA to consist of the individuals identified in the Information Statement as directors of LCA.

         (e) Consents. The parties hereto shall use their commercially reasonable efforts to obtain required consents to transfer and/or assignment of licenses, permits and authorizations of Governmental Authorities and of agreements hereunder.

         (f) Delivery of Shares to Agent. USI shall deliver to the Agent the share certificates representing the LCA Common Shares issued to USI by LCA pursuant to Section 2.1(b), and all other share certificates it holds representing LCA Common Shares, and shall instruct the Agent to record the names of holders of record of shares of USI common stock on the Distribution Record Date pursuant to the Direct Registration Program as contemplated by the Information Statement and herein.

         (g) Intercompany Debt. On the Distribution Date, (x) LCA or its Subsidiaries shall repay to USI or its Subsidiaries the amount of intercompany debt specified in Schedule 2 hereto, and (y) USI or its Subsidiaries shall cancel the amount of intercompany debt specified in Schedule 2 hereto.

         (h) Other Transactions. After the Distribution Date, each of USI and LCA will exercise good faith commercially reasonable efforts to consummate as promptly as practicable all other transactions which must be consummated in order fully to complete the Distribution and any of the transactions contemplated hereby or by any of the Ancillary Agreements.

         (i) Cash Management. USI shall continue to cause the funding of checks written in connection with the LCA Businesses in accordance with past practices, which are presented for payment through Effective Time. USI shall have no obligation to fund checks which are presented for payment after the Effective Time. Amounts received in the lockbox and depository accounts of USI through the Effective Time shall continue to be paid to USI in accordance with past practices. The bank accounts of each of USI and LCA shall continue to be owned by each of USI and LCA respectively after the Distribution Date.

         Section 2.2. Assumption and Satisfaction of Liabilities. Except as otherwise specifically set forth in any Ancillary Agreement, from and after the Effective Time, (i) USI shall pay, perform and discharge all USI Liabilities and
(ii) LCA shall, assume, pay, perform and discharge all LCA Liabilities. To the extent reasonably requested to do so by another party hereto, each party hereto agrees to sign such documents, in a form reasonably satisfactory to such party, as may be reasonably necessary to evidence the assumption of any Liabilities hereunder.

         Section 2.3. Resignations.

         (a) Subject to Section 2.5(b), as requested by LCA, USI shall cause all of its employees, and shall cause all of its Subsidiaries to cause all of their employees, to resign or be terminated, effective as of the close of business on the Distribution Date, from all positions as officers or directors of LCA and its Subsidiaries in which they serve, and LCA shall cause all its employees, and cause all of its Subsidiaries to cause all of their employees, to resign or be terminated, effective as of the close of business on the Distribution Date, from all positions as officers or directors of USI and its Subsidiaries in which they serve.

         (b) No person shall be required by any party hereto to resign from any position or office with another party hereto if such person is disclosed in the Information Statement as the person who is to hold such position or office following the Distribution.

         Section 2.4. Further Assurances. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and the Ancillary Agreements, the proper officers of each party to this Agreement shall take all such necessary action. Without limiting the foregoing, USI and LCA shall use their commercially reasonable efforts promptly to obtain all consents and approvals, to enter into all amendatory agreements and to make all filings and applications that may be required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, all applicable governmental and regulatory filings.

         Section 2.5. Limited Representations or Warranties. Each of the parties hereto agrees that no party hereto is, in this Agreement or in any other agreement or document contemplated by this Agreement or otherwise, making any representation or warranty whatsoever, as to title or value of Assets being transferred. It is also agreed that, notwithstanding anything to the contrary otherwise expressly provided in the Restructuring Agreements and Instruments, all Assets either transferred to or retained by the parties, as the case may be, shall be "as is, where is" and that (subject to this Section 2.6) the party to which such Assets are to be transferred hereunder shall bear the economic and legal risk that such party's or any of the party's Subsidiaries' title to any such Assets shall be other than good and marketable and free from encumbrances. Similarly, each party hereto agrees that, except as otherwise expressly provided in the relevant Restructuring Agreements and Instruments, no party hereto is representing or warranting in any way that the obtaining of any consents or approvals, the execution and delivery of any amendatory agreements and the making of any filings or applications contemplated by this Agreement will satisfy the provisions of any or all applicable agreements or the requirements of any or all applicable laws or judgments, it being agreed that the party to which any Assets are transferred shall bear the economic and legal risk that any necessary consents or approvals are not obtained or that any requirements of laws or judgments are not complied with.

         Section 2.6. Guarantees.

         (a) Except as otherwise specified in any Ancillary Agreement, USI and LCA shall use their commercially reasonable efforts to have, on or prior to the Distribution Date, or as soon as practicable thereafter, USI removed as guarantor of or obligor for any LCA Liability (other than the lease for the corporate headquarters in Iselin, N.J.), including, without limitation, in respect of those guarantees set forth on Schedule 2.6(a) to the extent that they relate to LCA Liabilities.

         (b) Except as otherwise specified in any Ancillary Agreement, USI and LCA shall use their commercially reasonable efforts to have, on or prior to the Distribution Date, or as soon as practicable thereafter, any member of LCA removed as guarantor of or obligor for any USI Liability, including, without limitation, in respect of those guarantees set forth on Schedule 2.6(b) to the extent that they relate to USI Liabilities.

         (c) If USI or LCA is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) or (b) of this Section 2.7, the applicable guarantor or obligor shall continue to be bound as such and, unless not permitted by law or the terms thereof, the relevant beneficiary shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other liabilities of such guarantor or obligor thereunder from and after the date hereof.

         Section 2.7. Witness Services. At all times from and after the Distribution Date, each of USI and LCA shall use their commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries' officers, directors, employees and agents as witnesses to the extent that (i) such persons may reasonably be required in connection with the prosecution or defense of any Action in which the requesting party may from time to time be involved and (ii) there is no conflict in the Action between the requesting party and USI or LCA as applicable. A party providing witness services to the other party under this Section 2.8 shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for such amounts, relating to disbursements and other out-of-pocket expenses (which shall be deemed to exclude the costs of salaries and benefits of employees who are witnesses), as may be reasonably incurred in providing such witness services.

         Section 2.8. Corporate Restructuring Transactions Not Effected Prior to the Distribution; Transfers Deemed Effective as of the Distribution Date.
To the extent that any Corporate Restructuring Transactions contemplated by this
Article II shall not have been consummated on or prior to the Distribution Date, the parties shall cooperate to effect such Corporate Restructuring Transactions as promptly following the Distribution Date as shall be practicable. Nothing herein shall be deemed to require the transfer of any Assets or the assumption of any Liabilities which by their terms or operation of law cannot be transferred; provided, however, that the parties hereto and their respective Subsidiaries shall cooperate to seek to obtain any necessary consents or approvals for the Corporate Restructuring Transactions contemplated to be transferred pursuant to this Article II. In the event that any such transfer of Assets or Liabilities has not been consummated, from and after the Distribution Date the party retaining such Asset or Liability shall hold such Asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) or retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, as the case may be, and take such other action as may be reasonably requested by the party to whom such Asset is to be transferred, or by whom such Liability is to be assumed, as the case may be, in order to place such party, insofar as is reasonably possible, in the same position as would have existed had such Asset or Liability been transferred as contemplated hereby. As and when any such Asset or Liability becomes transferable, such transfer shall be effected forthwith. The parties agree that, as of the Distribution Date, each party hereto shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such party is entitled to acquire or required to assume pursuant to the terms of this Agreement.

         Section 2.9. Restructuring Agreements and Instruments. In connection with the Corporate Restructuring Transactions and the assumptions of Liabilities contemplated by this Agreement, the parties shall execute or cause to be executed by the appropriate entities the Restructuring Agreements and Instruments in substantially the form contemplated hereby for transfers to be effected pursuant to New York law or the laws of one of the other states of the United States or, if not appropriate for a given transfer, and for transfers to be effected pursuant to non-U.S. laws, in such other form as the parties shall reasonably agree, including the transfer of real property with deeds as may be appropriate. The transfer of capital stock shall be effected by the Direct Registration Program and executed stock powers and notation on the stock record books of USI or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to transfer title to stock and, to the extent required by applicable law, by notation on public registries.

         Section 2.10. Ancillary Agreements. On or prior to the Distribution Date, each of USI and LCA shall enter into the Ancillary Agreements and any other agreements in respect of the Distribution reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

         Section 2.11. Corporate Names.

         (a) Except as otherwise specifically provided in any Ancillary
Agreement:

         (i) as soon as reasonably practicable after the Distribution Date but in any event within six months thereafter, LCA will, at its own expense, remove (or, if necessary, on an interim basis, cover up) any and all exterior signs and other identifiers located on any of their respective property or premises owned or used by them or their respective Subsidiaries (except property or premises to be shared with USI or its Subsidiaries after the Distribution) which refer or pertain to USI, or the USI name, logo or other trademark or other USI intellectual property; and

         (ii) as soon as reasonably practicable after the Distribution Date but in any event within six months thereafter, LCA will, remove from all letterhead, envelopes, invoices and other communications media of any kind, all references to USI, and any other trademark or other USI intellectual property (except that LCA shall not be required to take any such action with respect to materials in the possession of customers), and LCA shall not use or display the name, logo or other trademarks intellectual property without the prior written consent of USI.

                                  ARTICLE III

                                 INDEMNIFICATION

         Section 3.1. Indemnification by USI. Subject to the provisions of
Section 3.2, Section 3.19 and Sections 3.5 through 3.9, USI shall, without any further responsibility or liability of, or recourse to, any of the LCA Parties, absolutely and irrevocably be solely liable and responsible for the USI Liabilities. None of the LCA Parties shall be liable to any of the USI Parties for any reason whatsoever on account of any USI Liabilities.

         USI shall indemnify, defend, save and hold harmless each of the LCA Parties from and against all claims, liabilities, obligations, losses, costs, costs of defense (as and when incurred, and including reasonable outside attorneys' and consultants' fees), expenses, fines, charges, penalties, allegations, demands, damages (including, but not limited to actual, foreseen or unforeseen, known or unknown, but excluding consequential and punitive damages to the extent prohibited by law), settlements, awards or judgments of any kind or nature whatsoever (all of which are hereinafter collectively referred to as the "LCA Damages"), arising out of (i) the USI Liabilities, (ii) the breach by the USI Parties of any of their obligations under this Agreement or any agreement executed at the Closing thereunder and (iii) any misrepresentation or breach of representation or warranty of USI contained in this Agreement, which representations and warranties are to survive indefinitely.

         LCA Damages with respect to which, but only to the extent that, any proceeds are received by, or on behalf of, LCA or by any of its Subsidiaries or Affiliates, from any third party insurance policy (and are non-reimbursable by LCA or any of its Subsidiaries or Affiliates under any self-insurance policy), shall not be the subject of indemnification under this Agreement.

         Section 3.2. Environmental Losses of LCA Parties. The LCA Parties' sole remedy with regard to any Environmental Losses shall be governed by the terms of this Section 3.2. All other remedies are hereby expressly waived.

         USI shall indemnify, defend, save and hold harmless the LCA Parties from and against Environmental Losses arising from or related to the USI Businesses. The LCA Parties and their agents shall take no voluntary, non-required action whose primary purpose is to increase or accelerate the timing or cost of USI's indemnity obligations under this Section 3.2; provided, however, that any action necessary to comply with an Environmental Law or any action to sell or finance a facility, company, subsidiary or division thereof or any investigation conducted in connection with such a sale or closure of a facility shall in no event be deemed an action to increase or accelerate the timing or cost of USI's indemnity obligations hereunder.

         Section 3.3. Indemnification by LCA. Subject to the provisions of
Section 3.4, Section 3.19 and Sections 3.5 through 3.9, LCA shall, without any further responsibility or liability of, or recourse to, any of the USI Parties, absolutely and irrevocably be solely liable and responsible for the LCA Liabilities. None of the USI Parties shall be liable to any of the LCA Parties for any reason whatsoever on account of any LCA Liabilities.

         LCA shall indemnify, defend, save and hold harmless each of the USI Parties from and against all claims, liabilities, obligations, losses, costs, costs of defense (as and when incurred, and including reasonable outside attorneys' and consultants' fees), expenses, fines, charges, penalties, allegations, demands, damages (including, but not limited to actual, foreseen or unforeseen, known or unknown, but excluding consequential and punitive damages to the extent prohibited by law), settlements, awards or judgments of any kind or nature whatsoever (all of which are hereinafter collectively referred to as the "USI Damages"), arising out of (i) the LCA Liabilities, (ii) the breach by the LCA Parties of any of their obligations under this Agreement or any agreement executed at the Closing thereunder and (iii) any misrepresentation or breach of representation or warranty of LCA contained in this Agreement, which representations and warranties are to survive indefinitely.

         USI Damages with respect to which, but only to the extent that, any proceeds are received by USI, or by any of its Subsidiaries or Affiliates, from any third party insurance policy (and are non-reimbursable by USI or any of its Subsidiaries or Affiliates under any self insurance policy), shall not be the subject of indemnification under this Agreement.

        Section 3.4. Environmental Losses of USI Parties. The USI Parties' sole remedy with regard to any Environmental Losses shall be governed by the terms of this Section 3.4. All other remedies are hereby expressly waived.

         LCA shall indemnify, defend, save and hold harmless the USI Parties from and against Environmental Losses arising from or related to the LCA Businesses. The USI Parties and their agents shall take no voluntary, non-required action whose primary purpose is to increase or accelerate the timing or cost of LCA's indemnity obligations under this Section 3.4; provided, however, that any action necessary to comply with an Environmental Law or any action to sell or finance a facility, company, subsidiary or division thereof or any investigation conducted in connection with such a sale or closure of a facility shall in no event be deemed an action to increase or accelerate the timing or cost of LCA's indemnity obligations hereunder.

         Section 3.5. Third Party Claims. In the event a claim, demand, action or proceeding is brought by a third party (other than with respect to Taxes) in which the liability as between a USI Liability and a LCA Liability is determined after trial in any judgment, award or decree to be joint or concurrent and in which the entitlement to indemnification hereunder is not readily determinable or if no judgement exists and the allocation of such liability or entitlement is unknown (e.g., a settlement), the parties shall negotiate in good faith in an effort to agree, as between USI and LCA, on the proper allocation of such liability or entitlement to indemnification, as well as the proper allocation of the costs of any joint defense or settlement pursuant to Section 3.19 all in accordance with the provisions of, and the principles set forth in, this Agreement. In the absence of any such agreement, such allocation of liability, entitlement to indemnification and allocation of costs shall be subject to ultimate resolution between USI and LCA pursuant to Article V.

         Section 3.6. Future Business Relationships. It is acknowledged that after the Distribution Date the parties may have arms-length negotiated business relationships, which relationships will be described in contracts, agreements and other documents entered into in the normal course of business. Such documents may include agreements by the parties and their Affiliates and Subsidiaries to supply materials, products, services and leases after the Distribution Date. Such business relationships shall not be subject to the indemnity provisions hereof, unless the parties expressly agree to the contrary in the agreements governing such relationships.

         Section 3.7. Insurance Policies. The rights and obligations of USI and LCA with respect to the insurance policies covering the businesses, entities, operations, assets and properties of LCA and its Subsidiaries are set forth in the Assumption Agreement between USI and LCA, dated as of ____, 2001.

         Section 3.8. Letters of Credit. It is acknowledged and agreed that if, after the Distribution Date, there shall be a drawdown on any letter of credit which is either (a) guaranteed by USI or one of USI's Subsidiaries for any of the LCA Businesses, or (b) issued by USI or one of USI's Subsidiaries for any of the LCA Businesses, then within five (5) business days of such drawdown, LCA shall reimburse, or cause one of its Subsidiaries to reimburse, USI or USI's Subsidiary, as the case may be, for such amount drawn to the extent such drawn amount is in satisfaction of a liability or obligation of a LCA Business.

         Section 3.9. Notice. If, as the result of any Litigation and Claims, any person entitled to a defense and/or indemnification under this Agreement (the "Indemnified Party") determines that it is or may be entitled to a defense or indemnification by LCA or USI, as the case may be (the "Indemnifying Party"), under this Agreement:

         (a) The Indemnified Party shall deliver promptly to the Indemnifying Party a written notice and demand for a defense or indemnification, specifying the basis for the claim for defense and/or indemnification, the nature of the claim, and if known, the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. Nothing in this subparagraph shall be interpreted to invalidate any claim by the Indemnified Party to be entitled to indemnification, except to the extent that the Indemnifying Party can show that it is actually prejudiced by the failure of the Indemnified Party to deliver such notice.

         (b) The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within 30 days from receipt of the notice requesting indemnification, to either: (A) assume the defense of, litigate or control the settlement of any Litigation and Claim which involves (and continues to involve) solely monetary damages; (B) pay the claim in immediately available funds; (C) reserve its rights pending negotiations under Section 3.19; or (D) object in accordance with Section 3.10. This 30-day period may be extended by agreement of the parties. Nothing in this subparagraph shall be interpreted to abrogate or delay a party's obligation to provide the other with a defense under this Agreement.

         Section 3.10. Failure to Provide Notice. The Indemnifying Party may object to the claim for defense and/or indemnification set forth in any notice; provided, however, that if the Indemnifying Party does not give the Indemnified Party written notice setting forth its objection to such claim (or the amount thereof if reasonably determinable) and the grounds therefor within the same 30-day period (or any extended period), the Indemnifying Party shall be deemed to have acknowledged its liability to provide a defense and the Indemnified Party may exercise any and all of its rights under applicable law to obtain such defense and the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys' fees and other reasonable expenses incurred in obtaining such defense. Any objection to a claim for a defense or indemnification shall be resolved in accordance with Article V.

         Section 3.11. Right to Defense. The right to a defense or indemnification under this Agreement applies only insofar as defense and indemnification are not provided for by insurance. Nevertheless, the potential availability of insurance coverage to USI or LCA shall not relieve the other party of its obligations for defense or indemnification hereunder, or delay either party's obligation to the other to assume a defense or pay any sums due hereunder.

         Section 3.12. Payment. Payments due to an Indemnified Party under this Agreement shall carry interest from the date on which the Indemnified Party became entitled to indemnification until the date of actual payment (whether before or after judgment) at the prime rate charged by The Chase Manhattan Bank to its corporate customers in effect during such period.

         Section 3.13. Set-offs. Payments due to be made under this Agreement shall be free and clear of all set-offs or counterclaims whatsoever, except as may be required by law.

         Section 3.14. Taxes. Payments due to be made under this Agreement shall not include the amount by which any Taxes for which the Indemnified Party would have been accountable or liable to be assessed are (i) actually reduced prior to payment falling due hereunder or (ii) likely to be reduced subsequent to payment falling due hereunder in the reasonable opinion of the Indemnified Party acting in good faith in the light of the circumstances prevailing at the time of delivery of written notice in accordance with Section 3.9. The reduction of any payments in accordance with this Section 3.14 shall be made without regard to the time value of money.

         Section 3.15. Other Agreements. The parties to this Agreement may enter into agreements or other arrangements providing for the set-off of payments due to be made by way of indemnification to both USI and LCA.

         Section 3.16. Defense of Third-Party Claims.

         (a) If the Indemnified Party's claim for indemnification is based, under this Agreement, on a claim, demand, investigation, action or proceeding, judicial or otherwise, brought by a third party, and the Indemnifying Party does not object under Section 3.10 hereof, the Indemnifying Party shall, within the 30-day period (or any extended period) referred to in Section 5.1(b) above, assume and conduct the defense of such third-party claim at its sole cost and expense (thereafter designated as the "Case Handler"), with attorneys employed by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided that (i) the third-party claim solely seeks (and continues to seek) monetary damages and (ii) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the third-party claim (the conditions set forth in clauses (i) and (ii) are collectively referred to as "Litigation Conditions"). The Indemnifying Party or the Indemnified Party, as the case may be, may retain attorneys of its own choosing to participate in (but not control) the defense of any third-party claim which the other is defending at its sole cost and expense, provided, however, that the Indemnified Party shall have the right to employ counsel to represent such Indemnified Party if, in such Indemnified Party's reasonable judgement, a conflict of interest between such Indemnified Party and the Indemnifying Party exists in respect of such claim which would make representation of both such parties by one counsel inappropriate, and in such event the fees and expenses of such separate counsel shall be paid by the Indemnifying Party.

         (b) Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending such third party Claim) if the third party claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party which the Indemnified Party reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the third party claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages (provided, the Indemnifying Party shall indemnify the Indemnified Party for the fees and expenses of counsel incurred by Indemnified Party in defending such portion of the claim seeking relief for other than money damages).

         Section 3.17. Further Liability. If the Indemnifying Party has assumed the defense of a third-party claim as provided in Section 3.16, the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if (i) the Litigation Conditions cease to be met, or (ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such third-party claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith. If the Indemnifying Party assumes the defense of any such third-party claim, the Indemnifying Party may settle or compromise the claim without the prior consent of the Indemnified Party so long as all present and future claims relating to the compromised claim against the Indemnified Party (i) are irrevocably and unconditionally released in full and
(ii) do not involve the grant of any injunctive or equitable relief.

         Section 3.18. Payments. The Indemnifying Party shall pay to the Indemnified Party in immediately available funds the amount for which the Indemnified Party is entitled to be indemnified within 30 days after the settlement or compromise of such third-party claim or the judgment of a court of competent jurisdiction (or within such longer period as agreed to by the parties). If the Indemnifying Party does not assume the defense of any such third-party claim, the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party, except that the Indemnifying Party has the right to contest that it is obligated to the Indemnified Party under the terms of this Agreement, provided the Indemnifying Party shall have raised its objection in a timely manner under Section 3.10, and prior to any settlement or result, the Indemnifying Party shall have the right to consent to such settlement or result, which consent shall not be unreasonably withheld.

         Section 3.19. Joint Liability. In the event a claim, demand, action or proceeding is brought by a third party (other than with respect to Taxes) in which the liability as between an LCA Liability and a USI Liability is alleged to be joint and in which the entitlement to indemnification hereunder is not readily determinable, the parties shall cooperate in a joint defense. Such joint defense shall be under the general management and supervision of the party which is expected to bear the greater share of the liability, and which will be considered the Case Handler, unless otherwise agreed; provided, however, that neither party shall settle or compromise any such joint defense matter without the written consent of the other. The costs of such joint defense, any settlement and any award or judgment (unless the award or judgment specifies otherwise) shall be borne as the parties may agree; or in the absence of such agreement, such costs shall be borne by the party incurring such costs, subject to ultimate resolution between LCA and USI pursuant to Article V.

         Section 3.20. Cooperation. The LCA Parties and USI Parties shall use reasonable efforts to cooperate with one another fully and in a timely manner in connection with the defense of any Pending LCA Litigation, New LCA Litigation, Pending USI Litigation, New USI Litigation or any other actual or threatened claim, including the pursuit of any rights pursuant to indemnity agreements under the definition of USI Liabilities in the Distribution Agreement.

         Section 3.21. Litigation Records. Such cooperation shall include, without limitation, making available to the other party, during normal business hours and upon reasonable notice, all books, records and information ("Litigation Records"), officers and employees (without substantial interruption of employment) insofar as such Litigation Records and officers and employees are reasonably necessary in connection with any actual or threatened claim, investigation, audit, action or proceeding; provided, however, that no party shall be under any obligation by reason of this Section 3.21 to make available any of the foregoing persons or Litigation Records in connection with any action commenced or threatened against such party.

         Section 3.22. Expenses. The party requesting access to Litigation Records or officers and employees pursuant to Section 3.21 shall bear all reasonable out-of-pocket expenses (except reimbursement of salaries and employee benefits) incurred by the other party in connection with providing such Litigation Records or officers and employees.

         Section 3.23. Confidentiality. The party providing Litigation Records under Section 3.21 may elect, upon a reasonable basis and within a reasonable time, to designate all or a portion of the Litigation Records as confidential or proprietary. If Litigation Records are so designated, the party receiving them will treat them as it would its own confidential or proprietary information and will take all reasonable steps to protect and safeguard the Litigation Records while in its own custody and will attempt to shield such information from disclosure by motions to quash, motions for a protective order, redaction or other appropriate actions.

                                   ARTICLE IV

                              ACCESS TO INFORMATION

         Section 4.1. Provision of Corporate Records.

         (a) Except when a longer period is required by law or is specifically provided for herein or in any Ancillary Agreement, each of USI, the USI Group, LCA or the LCA Group (in the respective case the "Group") shall cause the members of its Group over which it has legal or effective direct of indirect control, to retain, for a period of at least six years following the Distribution Date, all material information (including, without limitation, all material books and records relating to such Group and its operations prior to the Distribution Date. Notwithstanding the foregoing, any party hereto may offer in writing to deliver to the other parties all or a portion of such information as it relates to members of the offering party's Group and, if such offer is accepted in writing within 90 days after receipt thereof, the offering party shall promptly arrange for the delivery of such information (or copies thereof) to each accepting party (at the expense of such accepting party). If such offer is not so accepted, the offered information may be destroyed or otherwise disposed of by the offering party at any time thereafter in accordance with such party's program of document maintenance and retention.

         (b) Other than in circumstances in which indemnification is sought pursuant to Article III (in which event the provisions of such Article will govern), after the Distribution Date, upon the prior written request by LCA for specific and identified agreements, documents, books, records or files (collectively, "Records") which relate to (x) LCA or the conduct of the LCA Businesses up to the Effective Time, or (y) any Ancillary Agreement to which USI and LCA are parties, as applicable, USI shall arrange, as soon as reasonably practicable following the receipt of such request, for the provision of appropriate copies of such Records (or the originals thereof if LCA has a reasonable need for such originals) in the possession or control of USI or any of its Subsidiaries, but only to the extent such items are not already in the possession or control of LCA.

         (c) Other than in circumstances in which indemnification is sought pursuant to Article III (in which event the provisions of such Article will govern), after the Distribution Date, upon the prior written request by USI for specific and identified Records which relate to (x) USI or USI Businesses up to the Effective Time, or (y) any Ancillary Agreement to which LCA and USI are parties, as applicable, LCA shall arrange, as soon as reasonably practicable following the receipt of such request, for the provision of appropriate copies of such Records (or the originals thereof if USI has a reasonable need for such originals) in the possession or control of LCA, but only to the extent such items are not already in the possession or control of USI.

         Section 4.2. Access to Information. Other than in circumstances in which indemnification is sought pursuant to Article III (in which event the provisions of such Article will govern), from and after the Distribution Date, each of USI and LCA shall afford to the other and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information, to the personnel, properties, books and records of such party and its Subsidiaries insofar as such access is reasonably required by the other party and relates to (x) such other party or the conduct of its business prior to the Effective Time or (y) any Ancillary Agreement to which each of the party requesting such access and the party requested to grant such access are parties.

         Section 4.3. Reimbursement; Other Matters. Except to the extent otherwise contemplated by any Ancillary Agreement, a party providing Records or access to information to the other party under this Article IV shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such Records or access to information, as well as reimbursements on a per diem basis for the reasonable costs of any personnel reasonably utilized by the party providing Records or access to information under this Article IV to respond to the relevant request.

         Section 4.4. Confidentiality. Each of (i) USI and its Subsidiaries and
(ii) LCA and its Subsidiaries shall not use or permit the use of (without the prior written consent of the other) and shall keep, and shall cause its consultants and advisors to keep, confidential all information concerning the other parties in its possession, its custody or under its control (except to the extent that (A) such information has been in the public domain through no fault of such party or (B) such information has been later lawfully acquired from other sources by such party or (C) this Agreement or any other Ancillary Agreement or any other agreement entered into pursuant hereto permits the use or disclosure of such information) to the extent such information (w) relates to or was acquired during the period up to the Effective Time, (x) relates to any Ancillary Agreement, (y) is obtained in the course of performing services for the other party pursuant to any Ancillary Agreement, or (z) is based upon or is derived from information described in the preceding clauses (w), (x) or (y), and each party shall not (without the prior written consent of the other) otherwise release or disclose such information to any other person, except such party's auditors and attorneys, unless compelled to disclose such information by judicial or administrative process or unless such disclosure is required by law or applicable exchange rule or regulation and such party has notified the other affected party or parties prior to such disclosure.

         Section 4.5. Privileged Matters. The parties hereto recognize that legal and other professional services that have been and will be provided on or prior to the Distribution Date have been and will be rendered for the benefit of each of USI, and LCA, and that each of USI, and LCA should be deemed to be the client for the purposes of asserting all privileges which may be asserted under applicable law. To allocate the interests of each party in the information as to which any party is entitled to assert a privilege, the parties agree as follows:

         (a) USI shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the USI Businesses, whether or not the privileged information is in the possession of or under the control of USI or LCA. USI shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting USI Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by USI, whether or not the privileged information is in the possession of or under the control of USI or LCA.

         (b) LCA shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the LCA Businesses, whether or not the privileged information is in the possession of or under the control of USI or LCA. LCA shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the subject matter of any claims constituting LCA Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by LCA whether or not the privileged information is in the possession of or under the control of USI or LCA.

         (c) The parties hereto agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 4.5, with respect to all privileges not allocated pursuant to the terms of Sections 4.5(a) and (b). All privileges relating to any claims, proceedings, litigation, disputes, or other matters which involve both USI and LCA in respect of which both parties retain any responsibility or liability under this Agreement, shall be subject to a shared privilege among them.

         (d) No party hereto may waive any privilege which could be asserted under any applicable law, and in which the other party hereto has a shared privilege, without the consent of the other party, except to the extent reasonably required in connection with any litigation with third-parties or as provided in subsection (e) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after notice upon the other party requesting such consent.

         (e) In the event of any litigation or dispute between or among any of the parties hereto, any party and a Subsidiary of another party hereto, or a Subsidiary of one party hereto and a Subsidiary of another party hereto, either such party may waive a privilege in which the other party has a shared privilege, without obtaining the consent of the other party, provided that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the parties and/or their Subsidiaries, and shall not operate as a waiver of the shared privilege with respect to third parties.

         (f) If a dispute arises between or among the parties hereto or their respective Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of any party, each party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other parties, and shall not unreasonably withhold consent to any request for waiver by another party. Each party hereto specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

         (g) Upon receipt by any party hereto or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which another party has the sole right hereunder to assert a privilege, or if any party obtains knowledge that any of its or any of its Subsidiaries' current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged information, such party shall promptly notify the other party or parties of the existence of the request and shall provide the other party or parties a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 4.5 or otherwise to prevent the production or disclosure of such privileged information.

         (h) The transfer of all Records and other information pursuant to this Agreement is made in reliance on the agreement of USI and LCA, as set forth in Sections 4.4 and 4.5, to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges. The access to information being granted pursuant to Sections 4.1 and 4.2 hereof, the agreement to provide witnesses and individuals pursuant to Sections 2.8 and 3.3 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 3.3 hereof, and the transfer of privileged information between and among the parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

         Section 4.6. Ownership of Information. Any information owned by one party or any of its Subsidiaries that is provided to a requesting party pursuant to Article III or this Article IV shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

         Section 4.7. Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article IV are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in any Ancillary Agreement.

                                   ARTICLE V

                               DISPUTE RESOLUTION

         Section 5.1. Negotiation. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including, without limitation, any claim based on contract, tort, statute or constitution (but excluding any controversy, dispute or claim arising out of any agreement relating to the use or lease of real property if any third party is a party to such controversy, dispute or claim) (collectively, "Agreement Disputes"), the general counsels of the parties shall negotiate in good faith for a reasonable period of time to settle such Agreement Dispute, provided such reasonable period shall not, unless otherwise agreed by the parties in writing, exceed 30 days from the time the parties began such negotiations; provided further that in the event of any arbitration in accordance with Section 6.2 hereof, the parties shall not assert the defenses of statute of limitations and laches arising for the period beginning after the date the parties began negotiations hereunder, and any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Agreement Dispute relates shall not be deemed to have passed until such Agreement Dispute has been resolved.

         Section 5.2. Arbitration. If after such reasonable period such general counsels are unable to settle such Agreement Dispute (and in any event, unless otherwise agreed in writing by the parties, after 60 days have elapsed from the time the parties began such negotiations), such Agreement Dispute shall be determined, at the request of any party, by arbitration conducted in New York City, before and in accordance with the then-existing American Arbitration Rules of the American Arbitration Association (the "Rules"). In any dispute between the parties hereto, the number of arbitrators shall be three. Any judgment or award rendered by the arbitrators shall be final, binding and nonappealable (except upon grounds specified in 9 U.S.C. Section 10(a) as in effect on the date hereof). If the parties are unable to agree on the arbitrators, the arbitrators shall be selected in accordance with the Rules. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation of enforceability of this Article VI shall be determined by the arbitrators. In resolving any dispute, the parties intend that the arbitrators apply the substantive laws of the State of New York, without regard to the choice of law principles thereof. The parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable. The parties agree to comply with any award made in any such arbitration proceeding that has become final in accordance with the Rules and agree to enforcement of or entry of judgment upon such award, by any court of competent jurisdiction, including (a) the Supreme Court of the State of New York, New York County, or (b) the United States District Court for the Southern District of New York, in accordance with Section 6.17 hereof. The arbitrators shall be entitled, if appropriate, to award any remedy in such proceedings, including, without limitation, monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, the arbitrators shall not be entitled to award punitive damages. Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the parties or permitted by this Agreement, the parties shall keep confidential all matters relating to the arbitration or the award, provided such matters may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by law. Notwithstanding Article 32 of the Rules, the party other than the prevailing party in the arbitration shall be responsible for all of the costs of the arbitration, including legal fees and other costs specified by such Article 32. Nothing contained herein is intended to or shall be construed to prevent any party, in accordance with
Article 22(3) of the Rules or otherwise, from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Agreement Disputes.

         Section 5.3. Continuity of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article VI with respect to all matters not subject to such dispute, controversy or claim.

                                   ARTICLE VI

                                  MISCELLANEOUS

         Section 6.1. Complete Agreement; Construction. This Agreement, including the Schedules and Exhibits, and the Ancillary Agreements shall constitute the entire and integrated agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. Other than Section 2.1(g), Section 2.5, Section 4.5 and Article VI, which shall prevail over any inconsistent or conflicting provisions in any Ancillary Agreement, notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, such Ancillary Agreement shall control.

         Section 6.2. Ancillary Agreements. Subject to the last sentence of
Section 6.1, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

         Section 6.3. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereupon and all of which shall constitute one and the same instrument. This Agreement shall be deemed fully executed when one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the Parties.

         Section 6.4. Survival of Certain Provisions. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date.

         Section 6.5. Expenses. Except as set forth in this Agreement or any ancillary agreement, all costs and expenses incurred on or prior to the Distribution Date in connection with preparation, execution, delivery and implementation of this Agreement and any ancillary agreement and the transactions contemplated hereby (including without limitation, fees and expenses payable to LCA and USI's financing sources, fees and expenses payable to USI and LCA's accountants and attorneys) shall be paid by USI. Except as otherwise set forth in this Agreement or any Ancillary Agreement, each party shall bear its own costs and expenses incurred after the Distribution Date. Any amount or expense to be paid or reimbursed by any party hereto to any other party hereto shall be so paid or reimbursed promptly after the existence and amount of such obligation is determined and demand therefor is made.

         Section 6.6. Notice. All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

                  To USI:

                  U.S. Industries, Inc.
                  101 Wood Avenue South
                  Iselin, New Jersey 08830
                  Attn: Chief Financial Officer
                  Telephone:  (732) 767-0700
                  Facsimile:  (732) 767-2208

                  To LCA:

                  LCA Group Inc.
                  101 Wood Avenue South
                  Iselin, New Jersey 08830
                  Attn: General Counsel
                  Telephone:  (732) 767-0700
                  Facsimile:  (732) 767-2208

         Section 6.7. Waiver. No failure or delay on the part of either party in the exercise of any power, right or privilege arising hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any power, right or privilege preclude the other or further exercise thereof or of any other right, power or privilege.

         Section 6.8. Amendments. Subject to the terms of Section 6.11 hereof, this Agreement may not be amended, modified or supplemented except by a written agreement signed by each of the parties hereto.

         Section 6.9. Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other parties hereto, provided, however, that either party may, without the written consent of the other, assign its rights in this Agreement as collateral security to its senior lenders, in which event notice shall be given to the other party. Any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

         Section 6.10. Successors and Assigns.

         (a) The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

         (b) USI or LCA (as applicable, the "Company") shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company within thirty days after any such event of succession to, assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

         Section 6.11. Termination. This Agreement (including, without limitation, Article III hereof) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Distribution by and in the sole discretion of USI without the approval of LCA or the shareholders of USI. In the event of such termination, no party shall have any liability of any kind to any other party or any other person. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by the parties; provided, however, that Article III shall not be terminated or amended after the Distribution in respect of the third party beneficiaries thereto without the consent of such persons.

         Section 6.12. Subsidiaries. Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such party or by any entity that is contemplated to be a Subsidiary of such party on and after the Distribution Date.

         Section 6.13. Third Party Beneficiaries. Except as provided in Article III relating to Indemnitees, this Agreement is solely for the benefit of the parties hereto and their respective Subsidiaries and Affiliates and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

         Section 6.14. Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         Section 6.15. Schedules and Exhibits. The Schedules and Exhibits hereto shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

         Section 6.16. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without reference to the conflict of laws provisions thereof.

         Section 6.17. Consent to Jurisdiction. Without limiting the provisions of Article V hereof, each of the parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Subject to Article V hereof, each of the parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 6.17. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         Section 6.18. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 6.19. No Solicitation to Hire. Without the prior written consent of the other party hereto, for a period of one year from the date hereof, neither party nor any of its Affiliates will directly or indirectly solicit for hire (as an employee, independent contractor or otherwise) any person who is currently employed (either as an employee or consultant) by the other party, or any of the other party's Affiliates, hereto. The term "solicit for hire" shall not be deemed to include generalized searches through media advertisement, employment firms or otherwise, that are not directed to personnel employed by the other party.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by this duly authorized representations as of this ___ day of _____, 2001.

                                        U.S. Industries, Inc.


                                        By:
                                           ----------------------------------
                                           Name:
                                           Title:

                                        LCA Group Inc.


                                        By:
                                           ----------------------------------
                                           Name:  James O'Leary
                                           Title: Chairman and Chief Executive
                                                  Officer

                                  SCHEDULE 1.1

                                 LCA Businesses

                  AMV S.A. (France)
                  Architectural Area Lighting Inc.
                  Arrow Consolidated Corporation
                  Bowers Group PLC (UK)
                  Bowers Metrology Ltd. (UK)
                  Bowers Metrology UK Ltd (UK)
                  Columbia Lighting - LCA, Inc.
                  Columbia Lighting Mfg. Co.
                  Columbia Lighting Properties, Inc.
                  Columbia Lighting, Inc.
                  Columbia Materials, LLC
                  Convetry Gauge Limited (UK)
                  CV Instruments Ltd.
                  Dual-Lite Inc.
                  Dual-Lite Manufacturing, Inc.
                  Eclipse Magnetics Limited (UK)
                  Elektrokovina Svetilke d.o.o. (99.89%) (Slovenia) Elektrokovina Technica d.o.o. (Slovenia)
                  Hypertechnic Engineering Sdn. Bhd. (80%) (Malaysia)
                  James Neill (New Zealand) Limited
                  James Neill Canada Inc. (Toronto)
                  James Neill Holdings Limited (Cardiff)
                  James Neill Sub Group Dormants
                  James Neill U.S.A. Inc.
                  JNU International (Australia) Pty Ltd
                  Kim Lighting Inc.
                  Knoblich-Licht Ges. mbH (Austria)
                  Lighting Corporation of America
                  Lighting Corporation of the Americas S.A. de C.V.
                         (Mexican Republic) (1 share held by Proscolite, Inc.)
                  Magnacut Ltd. (UK)
                  Markbalance plc (Cardiff)
                  Neill Tools Limited (UK)
                  Offertower plc (Cardiff)
                  Prescolite Lite Controls, Inc.
                  Prescolite, Inc.
                  Progress Lighting Inc.
                  Progress Lighting Properties, Inc.
                  Progressive Lighting Inc.
                  SAWS International Inc.
                  Siteco Beleuchtungstechnik GmbH (Germany)
                  Siteco Holdings GmbH

                  Societe Neill France S.A. (France)
                  Societe Rectilor S.A. (France)
                  Spaulding Lighting, Inc.
                  Spear & Jackson Garden Products Limited
                  Spear & Jackson Holdings Limited (UK)
                  Spear & Jackson plc (UK)
                  Spear & Jackson Sub. Group Dormants
                  Spear & Jackson, Inc.
                  Spear and Jackson International Limited
                  USI G-Kapital GbR (Germany) (nominal partnership interest
                        held by USI Global Corp.)
                  Eclipse Magnetics Limited (UK)
                  Spear & Jackson Holdings Limited (UK)
                  James Neill Canada Inc. (Toronto)
                  Societe Neil France S.A. (France)
                  AMV S.A. (France)
                  Societe Rectilor S.A. (France)
                  Spear & Jackson Sub. Group Dormants
                  Spear & Jackson Garden Products Limited
                  Spear & Jackson International Limited


                                      -2-